Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-217107) pertaining to the Peabody Energy Corporation 2017 Incentive Plan of our reports dated February 23, 2018, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation and the effectiveness of internal control over financial reporting of Peabody Energy Corporation included in this Annual Report (Form 10-K) of Peabody Energy Corporation for the period from April 2, 2017 through December 31, 2017 (Successor) and the period from January 1, 2017 through April 1, 2017 (Predecessor).

/s/  Ernst & Young LLP

St. Louis, Missouri
February 26, 2018